Exhibit 10.2(K)

[Yahoo! Inc. Letterhead]

                    , 2011

Re:	Letter Amendment to Performance Restricted Stock Unit Award Agreement (AFP Version - 2010)

Dear                 :

Reference is made to the Performance Restricted Stock Unit Award Agreement (AFP Version) between you and Yahoo! Inc. (the “Company”) dated February 25, 2010 (the “Award Agreement”). Capitalized terms used in this letter agreement and the attached exhibit and not otherwise defined herein or therein will have the meanings ascribed to such terms in the Award Agreement.

The purpose of this letter agreement is to amend the Award Agreement to provide that (1) for the 2011 Performance Year, the number of the Restricted Stock Units (if any) that will be credited to you with respect to such Performance Year will not be determined under Exhibit A attached to the Award Agreement but will instead be determined in accordance with Exhibit 1 attached to this letter agreement, and (2) for the 2012 Performance Year, the Company will provide you the methodology for establishing the number of Restricted Stock Units to be credited with respect to such Performance Year during the first quarter of the Performance Year.

This letter agreement does not modify any other terms of the Award Agreement except as expressly set forth above (including, without limitation, the crediting of any Restricted Stock Units to you with respect to the 2010 Performance Year and the vesting and payment provisions applicable to any such units).

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me.

Sincerely,

Yahoo! Inc.
[NAME, TITLE]

Acknowledged and Agreed:

By:
[NAME]